Business Wire
September 30, 2005 09:00 AM US Eastern Timezone

Interchange Financial Services Corporation Receives Regulatory and Franklin Bank Shareholder Approval of Acquisition

SADDLE BROOK, N.J.--(BUSINESS WIRE)--Sept. 30, 2005--Interchange Financial Services Corporation, (NASDAQ: IFCJ), the holding company for Interchange Bank ("Interchange"), announced that it received approval from federal and state regulatory authorities and Franklin Bank shareholders to acquire the Nutley, New Jersey bank.

The transaction had previously been approved by the Boards of Directors of both companies and is expected to be completed after the requisite waiting period. Upon completion of the transaction, Interchange will operate 30 banking offices and will have approximately $1.6 billion in assets.

Commenting on the action, Anthony S. Abbate, president and chief executive officer of Interchange said, "This acquisition allows us to spring-board into Essex County and we are pleased to receive these necessary approvals. Franklin's loyal customer and employee base, along with the Essex County Advisory Board will assist us in growing our franchise in Nutley and adjacent markets."

AboutInterchange Bank

Headquartered in Saddle Brook, NJ, Interchange Bank is one of Bergen County's largest independent commercial banks and a wholly owned subsidiary of Interchange Financial Services Corp (NASDAQ:IFCJ). With $1.5 billion in assets and 29 branches throughout Bergen County, Interchange Bank offers services specifically designed for businesses, including: Small Business Checking with lower minimum balances; Rapid Response loans up to $250,000 and approvals within 48 hours; Business Class Banking with an automatic sweep feature; cash management services; equipment leasing; escrow management; corporate Visa account; a business check card, featuring interest-free business purchases; merchant credit card services and free wire transfers. Interchange is an SBA Preferred Lender, financing many local small businesses that otherwise might not qualify under standard credit requirements. All business banking can be accomplished online via Interbanking, which provides 24/7 access to accounts. For additional information, please visit the company's Web site at www.interchangebank.com.

About Franklin Bank

Franklin is a New Jersey state bank which conducts traditional commercial banking business, accepting deposits from the general public, including individuals, businesses, non-profit organizations and governmental units. Franklin originates commercial loans, consumer loans and both residential and commercial real estate loans. As of June 30, 2005, Franklin Bank had total assets of approximately $91.9 million. Franklin is headquartered in Nutley, Essex County, New Jersey.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of the acquisition of Franklin by Interchange, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to Interchange's and Franklin's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. These statements are based upon the current beliefs and expectations of Interchange's and Franklin's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of Interchange and Franklin will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (6) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (7) changes in the U.S. and foreign legal and regulatory framework; and (8) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause Interchange's results to differ materially from those described in the forward-looking statements can be found in Interchange's (such as the SEC registration statement form S-4 proxy statement of Franklin and prospectus of Interchange, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Interchange or Franklin or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Interchange and Franklin do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts
Keating & Co.
Meghan Flanagan / Vicki Banner, 973-966-1100 mflanagan@keatingco.com vbanner@keatingco.com